UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 26, 2017 (July 25, 2017)

Aerie Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36152	20-3109565
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

2030 Main Street, Suite 1500

Irvine, California 92614

(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code: (949) 526-8700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 5.02(e)	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Aerie Pharmaceuticals, Inc. (the “Company”) entered into an amended and restated employment agreement with its chief executive officer, Vicente Anido, Jr. on July 25, 2017 (the “Amended Employment Agreement”), which Amended Employment Agreement amended and restated the terms of Dr. Anido’s prior employment agreement entered into on September 20, 2013. The term of the Amended Employment Agreement commenced on July 25, 2017 and shall continue until July 25, 2020, with automatic extensions for successive one (1) year periods thereafter (the initial term together with any successive term, the “Term”), unless either party provides written notice of non-renewal at least 180 days’ prior to the end of the then applicable term. The Amended Employment Agreement provides that Dr. Anido is entitled to a current base salary of $710,000 and eligibility to receive a target annual bonus equal to 67% of his base salary, with the actual amount of the annual bonus to be determined by the board of directors of the Company based on achievement of the relevant performance goals. Additionally, concurrent with entry into the Amended Employment Agreement, the Company granted to Dr. Anido 53,619 shares of restricted stock pursuant to the Company’s Amended and Restated Omnibus Incentive Plan (the “Omnibus Plan”) and the terms of the award agreement thereunder between Dr. Anido and the Company.

In the event of a termination of Dr. Anido’s employment by the Company without Cause (as such term is defined in the Amended Employment Agreement) or by Dr. Anido for Good Reason (as such term is defined in the Amended Employment Agreement), Dr. Anido will be entitled to (i) a lump sum severance payment equal to six months of base salary, (ii) commencing on the date that is six months following the termination date, continued payment of Dr. Anido’s base salary at the rate in effect at the time of termination for a period of six months, (iii) 12 months of Company-paid health insurance continuation coverage less the amount payable by an active employee for such coverage (or, under certain circumstances, substantially economic equivalent payments) and (iv) payment of the greater of (x) the target annual performance bonus for the year in which termination occurs and (y) the average of the annual performance bonuses received by Dr. Anido for the three years immediately preceding the date of termination (the payments provided under clauses (i), (ii), (iii) and (iv), collectively, the “Severance Payments”). In the event Dr. Anido’s employment is terminated by the Company with or without Cause, or he resigns for or without Good Reason, unless treatment more favorable to Dr. Anido is provided in the applicable equity plan or award agreement, he will have a post-termination exercise period of 90 days during which he may exercise the portion of his options to purchase shares of common stock of the Company that was vested as of the termination date. In the event Dr. Anido’s employment is terminated by the Company for Cause, or he resigns without Good Reason, Dr. Anido will not be entitled to receive any Severance Payments.

In the event of a termination of Dr. Anido’s employment by the Company without Cause or by Dr. Anido for Good Reason at any time during the twelve (12) months following a Change in Control (as defined in the Omnibus Plan), Dr. Anido would be entitled to

(i) a lump sum severance payment equal to six months of base salary, (ii) commencing on the date that is six months following the termination date, continued payment of Dr. Anido’s base salary at the rate in effect at the time of termination for a period of 18 months, (iii) 24 months of Company-paid health insurance continuation coverage less the amount payable by an active employee for such coverage (or, under certain circumstances, substantially economic equivalent payments) and (iv) payment of the greater of (x) the target annual performance bonus for the year in which termination occurs and (y) the average of the annual performance bonuses received by Dr. Anido for the three years immediately preceding the date of termination (the payments provided under clauses (i), (ii), (iii) and (iv), collectively, the “Change in Control Severance Payments”).

The payment of any Severance Payments or Change in Control Severance Payments is subject to Dr. Anido’s execution and delivery of an effective release of claims against the Company.

The Amended Employment Agreement also provides that during and after the Term, Dr. Anido has an obligation of confidentiality and non-disclosure in regard to any confidential and proprietary information owned by, or received by or on behalf of, the Company or any of its affiliates. Additionally, Dr. Anido shall not (and shall not assist any person to), directly or indirectly, without the Company’s prior written consent during the Term and for a period of twelve months thereafter (a) hire, contact, induce or solicit for employment any person who is, or within six months prior to such hiring, contacting, inducing or soliciting, was an employee of the Company or any of its affiliates (provided, that, the prohibition on hiring applies only during the Term and for a period of six months thereafter) or (b) (x) induce or solicit any customer, client or vendor of, or other person having a business relationship with, the Company or any of its affiliates to terminate its relationship or otherwise cease doing business in whole or in part with the Company or any of its affiliates or (y) interfere with any relationship between the Company or any of its affiliates and any of their respective customers, clients, vendors or other business contacts.

Through September 20, 2017, in the event that any of the payments or benefits provided by the Company to Dr. Anido would constitute “parachute payments” (“Parachute Payments”) within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and would be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any interest or penalties with respect to such excise tax (collectively, the “Excise Tax”), Dr. Anido will be entitled to a “gross-up” payment equal to the sum of such excise tax and related interest or penalties plus the amount necessary to put him in the same after-tax position that he would have been in had he not incurred any tax liability under Section 4999 of the Code.

Following September 20, 2017, if any of the payments or benefits provided or to be provided by the Company or its affiliates to Dr. Anido or for Dr. Anido’s benefit pursuant to the terms of the Amended Employment Agreement or otherwise constitute Parachute Payments, then such Parachute Payments to be made to Dr. Anido shall be payable either (1) in full or (2) as to such lesser amount which would result in no portion of such Parachute Payments being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in Dr. Anido’s receipt on an after-tax basis, of the greatest amount of economic benefits under the Amended Employment Agreement, notwithstanding that all or some portion of such benefits may be subject to the Excise Tax. If a reduction in Parachute Payments is necessary so that no portion of the Parachute Payments is subject to the Excise Tax, reduction shall occur in the manner that results in the greatest economic benefit to Dr. Anido.

The above summary is qualified in its entirety by reference to the full text of the Amended Employment Agreement, which is included as Exhibit 10.1 hereto.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

The following exhibit relating to Item 5.02(e) is filed herewith:

10.1	Amended and Restated Employment Agreement, dated July 25, 2017, by and between Aerie Pharmaceuticals, Inc. and Vicente Anido, Jr.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AERIE PHARMACEUTICALS, INC.

Date: July 26, 2017	By:	/s/ Richard J. Rubino
Richard J. Rubino
Chief Financial Officer and Secretary

EXHIBIT INDEX

Exhibit	Description
10.1	Amended and Restated Employment Agreement, dated July 25, 2017, by and between Aerie Pharmaceuticals, Inc. and Vicente Anido, Jr.